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                                  EXHIBIT 4.5

                                AMENDMENT NO. 4
                                       TO
                               ADAC LABORATORIES
                             1992 STOCK OPTION PLAN



                 The 1992 Stock Option Plan (the "Plan") of ADAC Laboratories, a California corporation (the "Company"), is hereby amended as follows:

                 1. Section 10, entitled "Non-Transferability of Options," is hereby amended as follows:

                          Options shall not be transferable by the holder thereof otherwise than (i) by will, (ii) pursuant to the laws of descent and distribution, or (iii) pursuant to a division of property resulting from a dissolution of marriage, whether pursuant to a qualified domestic relationship order, stipulation between the option holder and spouse or otherwise; provided, however, that an Optionee may designate a beneficiary who, upon Optionee's death, may exercise the Option to the extent permitted in Section 9 of the Plan.

                 2. Except as amended above, in all other respects the Plan is hereby ratified and confirmed. The above amendment shall be deemed effective and applicable to all future grants of options and all presently outstanding option grants under the terms of the Plan.

                 3. The amendment to the Plan herein set forth have been approved by the Board of Directors on June 11, 1995 and is effective as of such date.

                                         By order of the Board of Directors:




                                         By:  /s/ David L. Lowe
                                              ---------------------------------
                                                  David L. Lowe,
                                                  Chief Executive Officer